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                                        Exhibit 99



                                        FOR IMMEDIATE RELEASE

Contact:  Eileen Wallace, Investor Relations
          212/703-7368

          Jeanmarie McFadden, Media Relations
          212/761-4059


MORGAN STANLEY GROUP INC. ANNOUNCES RECORD QUARTERLY EARNINGS

NEW YORK, March 27, 1996 -- Morgan Stanley Group Inc. (NYSE:MS) today announced financial results for the quarter ended February 29, 1996.

Net income for the quarter ended February 29, 1996 was $273 million, or $1.64 per common share on a primary basis. The first quarter performance compares to net income of $78 million, or 40 cents per common share on a primary basis, for the fourth quarter of fiscal 1994(1). The fourth quarter of 1994 net income excludes a non-recurring charge of $39 million or 25 cents per primary common share. Net revenues (total revenues less interest expense) for the first quarter were $1,449 million versus $790 million for the fourth quarter of 1994. Fully diluted earnings per common share were $1.57 for the first quarter of fiscal 1996 versus 39 cents, excluding the non-recurring charge, for the fourth quarter of fiscal 1994.

Revenues remained strong in the Firm's three lines of business: investment banking, sales and trading, and asset management. Investment banking revenues increased over the fourth quarter of fiscal 1994 as both debt and equity underwriting, and mergers and acquisitions activity remained brisk. Sales and trading revenues benefited from a strong market environment which triggered larger global capital flows, higher customer trading volumes and increased market volatility. These effects all contributed to markedly improved sales and trading revenues, especially in fixed income, equity and commodities markets. Asset management revenues grew,

_______________________________
1 Due to Morgan Stanley's change in fiscal year-end from January to November in 1995, the fourth quarter of fiscal 1994, which ended on January 31 1995, is the comparable quarterly period.

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reflecting the completion of the Miller Anderson & Sherrerd merger in early
January. The Firm's asset management division now has approximately $96 billion of assets under management, including private equity funds.

Richard B. Fisher, chairman, and John J. Mack, president, said in a joint statement:

    "The Firm's record performance in the first quarter reflected the balanced mix of our global businesses. Our sales and trading businesses, especially equity, fixed income and commodities, had a robust quarter. Investment banking revenues remained strong, although lower than the record highs in the fourth quarter of fiscal 1995. We were also pleased to have completed the combination of Miller Anderson & Sherrerd with Morgan Stanley Asset Management during the quarter. The combined operations significantly expanded the scale and product offerings of our asset management business."

The Company also announced the declaration by its board of directors of a quarterly dividend of 17.5 cents per common share. The dividend is payable on April 26, 1996 to holders of record on April 8, 1996.

During the quarter, the Company repurchased $350 million of its common stock compared to $103 million in all of fiscal 1995. The board of directors also authorized the purchase, subject to market conditions and certain other factors, of an additional $150 million of the Company's common stock. The Company's unused stock repurchase authorization, taking into account the new $150 million authorization, is approximately $413 million.

Total capital (stockholder's equity and long-term debt) at February 29, 1996 was $15.9 billion, including $5.2 billion of common and preferred stockholders' equity. Book value per common share was $28.34, based on quarter-end shares and share-equivalents of 156,200,591.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                                --Table Follows--
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                          Morgan Stanley Group Inc.
                Consolidated Statement of Income (Unaudited)
                      (In millions, except share data)



                                               THREE MONTHS ENDED
                                           ---------------------------
                                              FEB 29         JAN 31
                                               1996           1995
                                           ------------   ------------
Revenues:

     Investment banking                           $399           $258
     Principal transactions:
         Trading                                   704            249
         Investments                                (7)            24
     Commissions                                   154            114
     Interest and dividends                      1,933          1,606
     Asset management and administration           122             85
     Other                                           3              1
                                           ------------   ------------
           Total revenues                        3,308          2,337
      Interest expense                           1,859          1,547
                                           ------------   ------------
           Net revenues                          1,449            790
                                           ------------   ------------

Expenses excluding interest:

     Compensation and benefits                     705            373
     Occupancy and equipment                        86             82
     Brokerage, clearing and exchange fees          66             57
     Communications                                 33             34
     Business development                           37             44
     Professional services                          42             43
     Other                                          40             40
     Relocation charge                               -             59
                                           ------------   ------------
        Total expenses excluding interest        1,009            732
                                           ------------   ------------

Income before income taxes                         440             58

Provision for income taxes                         167             19
                                           ------------   ------------

Net income                                        $273            $39
                                           ------------   ------------
                                           ------------   ------------

Earnings applicable to common shares (1)          $257            $23
                                           ------------   ------------
                                           ------------   ------------

Average common and common equivalent
        shares outstanding  (1) (2)        156,549,243    155,068,008
                                           ------------   ------------
                                           ------------   ------------



Primary earnings per share (2)                   $1.64          $0.15
                                           ------------   ------------
                                           ------------   ------------

Fully diluted earnings per share (2)             $1.57          $0.15
                                           ------------   ------------
                                           ------------   ------------


(1)  For primary earnings per share.
(2) 1995 share and per share amounts have been retroactively adjusted to give effect for the 2-for-1 common stock split which became effective in January 1996.